Exhibit 3.33

STATE OF DELAWARE

SECRETARY OF STATE

DIVISION OF CORPORATIONS

FILED 09:00 AM 06/08/2001

010276631 – 3401491

CERTIFICATE OF FORMATION

OF

VALOR TELECOMMUNICATIONS ENTERPRISES II, LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the Limited Liability Company Act of the State of Delaware, hereby certifies that:

FIRST: The name of the limited liability company is Valor Telecommunications Enterprises II, LLC.

SECOND: The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington, Delaware 19808.

The name of its Registered agent at such address is Corporation Service Company.

THIRD: The limited liability company will have perpetual existence.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Valor Telecommunications Enterprises II, LLC this 15th day of May, 2001.

By:	/s/ John A. Butler
Authorized Person
Name:	John A. Butler
Executive Vice President & Chief Financial Officer

STATE OF DELAWARE

SECRETARY OF STATE

DIVISION OF CORPORATIONS

Delivered 06:04 PM 09/28/2006

FILED 05:11 PM 09/28/2006

SRV 060897301 – 3401491 FILE

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1. Name of Limited Liability Company: Valor Telecommunications Enterprises II, LLC

2. The Certificate of Formation of the limited liability company is hereby amended as follows: To change the registered office of the company to 1209 Orange Street, Wilmington Delaware 19801 and the change the registered agent at such address to The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 27th day of September, A.D. 2006.

By:	/s/ John P. Fletcher
Name: John P. Fletcher